UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue Dallas, TX 75219

(Address of principal executive offices, including zip code)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 27, 2011, Energy Transfer Partners, L.P. (“ETP”) entered into an amended and restated credit agreement providing for a $2.5 billion five-year revolving credit facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an LC Issuer, the other lenders party thereto and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as Joint Lead Arrangers and Joint Book Managers. Borrowings under the Credit Agreement mature on October 27, 2016 and are available to refinance the 2007 Credit Agreement (as defined below), for working capital purposes and for general business purposes.

Borrowings under the revolving credit facility will be unsecured and bear interest at a LIBOR rate or a base rate, at ETP’s option, plus an applicable margin. In addition, ETP will be required to pay quarterly a commitment fee to each lender equal to the applicable rate times such lender’s applicable percentage of the unused portion of the aggregate commitments under the revolving credit facility. The applicable margin and applicable rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to the senior, unsecured, non-credit enhanced long-term debt of ETP. The applicable margin for LIBOR rate loans ranges from 1.125% to 1.750% and the applicable margin for base rate loans ranges from 0.125% to 0.750%. The applicable rate for commitment fees ranges from 0.175% to 0.300%. Currently, the applicable margin for LIBOR rate loans and base rate loans is 1.5% and 0.50%, respectively, and the applicable rate for commitment fees is 0.25%.

The Credit Agreement contains customary representations, warranties and covenants, including limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The Credit Agreement also includes covenants limiting, as of the last day of each fiscal quarter, the ratio of the consolidated funded indebtedness (as defined in the Credit Agreement) of ETP and its subsidiaries to the consolidated EBITDA (as defined in the Credit Agreement) of ETP and its subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00. This requirement is subject to a provision for increases to 5.50 to 1.00 in connection with certain acquisitions. In addition, the Credit Agreement contains customary events of default, including, but not limited to, (i) default for failure to pay the principal on any loan or any reimbursement obligation with respect to any letter of credit when due and payable, (ii) failure to duly observe, perform or comply with certain specified covenants, (iii) a representation or warranty made in connection with any loan document proves to have been false or incorrect in any material respect on any date on or as of which made, and (iv) the occurrence of a change of control.

Concurrently with the execution of the Credit Agreement, ETP (i) repaid the entire amount outstanding under its previously existing Amended and Restated Credit Agreement among ETP, as borrower, the lenders party thereto and Wells Fargo Bank, National Association (f/k/a Wachovia Bank, National Association), as Administrative Agent, Swingline Lender and LC Issuer (the “2007 Credit Agreement”) and (ii) paid customary fees and other expenses relating to the Credit Agreement. As of October 27, 2011, ETP had drawn approximately $548.9 million under the Credit Agreement. As of the same date, approximately $24.3 million of the Credit Agreement’s capacity was obligated for letters of credit.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Relationship with Lenders

From time to time, in the ordinary course of their business, certain lenders under the Credit Agreement and the 2007 Credit Agreement or their affiliates have provided, and may in the future provide, financial advisory and investment banking services to ETP and its affiliates, for which they have received and may continue to receive customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference. The foregoing description is qualified in its entirety by Exhibit 10.1, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of the Exhibit
10.1	Second Amended and Restated Credit Agreement dated as of October 27, 2011 among Energy Transfer Partners, L.P., Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an LC Issuer, the other lenders party thereto and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as Joint Lead Arrangers and Joint Book Managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner

Date: November 2, 2011	By:	/s/ Martin Salinas, Jr.
Martin Salinas, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
10.1	Second Amended and Restated Credit Agreement dated as of October 27, 2011 among Energy Transfer Partners, L.P., Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an LC Issuer, the other lenders party thereto and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as Joint Lead Arrangers and Joint Book Managers.